May 24, 2023	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS APRIL 2023 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for April 2023, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Client assets increased over the comparative periods driven by equity market appreciation and solid advisor retention and recruiting across our multiple affiliation options,” said Chair and CEO Paul Reilly. “Despite quarterly fee billings and income tax payments in April, clients’ domestic cash sweep and Enhanced Savings Program (ESP) balances were flat in April compared to March. However, as of May 19, these balances were approximately $56 billion driven primarily by strong growth of ESP balances. While the pipeline is healthy, investment banking activity continues to be subdued in the current market environment.”

Operating Data

	As of			% change from
$ in billions	April 30, 2023	April 30, 2022	March 31, 2023	April 30, 2022	March 31, 2023
Client assets under administration	$1,246.3	$1,183.9	$1,224.4	5%	2%
Private Client Group assets under administration	$1,192.0	$1,126.0	$1,171.1	6%	2%
Private Client Group assets in fee-based accounts	$671.7	$638.3	$666.3	5%	1%
Financial assets under management	$195.3	$181.9	$194.4	7%	—%

Bank loans, net	$43.5	$28.5	$43.7	53%	—%

Clients' domestic cash sweep and Enhanced Savings Program balances (1)	$52.0	$73.9	$52.2	(30)%	—%

(1)    In March 2023, we launched our Enhanced Savings Program, in which Private Client Group clients may deposit cash in a high-yield Raymond James Bank account.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,700 financial advisors. Total client assets are $1.25 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.